Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 33-32526, No. 33-18771, No. 33-61439, No. 33-62710, No. 333-43056 and No. 333-120971) pertaining to the 1986 Long-Term Incentive Plan, 1995 Executive Compensation Plan, 2000 Executive Compensation Plan, and the Belo 2004 Executive Compensation Plan, Form S-3 No. 333-25579 pertaining to the registration of $1,500,000,000 of debt securities and warrants to purchase debt securities of Belo Corp., and Form S-3 No. 333-134420 pertaining to the registration of $1,000,000,000 of debt securities of Belo Corp. of our report dated February 27, 2009, except for the effects of the restatement discussed in Note 1, as to which the date is August 7, 2009, and except for the effects of the adoption of FSP EITF 03-6-1 discussed in Note 1, as to which the date is September 14, 2009, with respect to the consolidated financial statements of Belo Corp. and subsidiaries included in this Current Report on Form 8-K dated September 15, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Dallas, Texas
September 14, 2009